Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of November 10, 2025 (the “Effective Date”), by and between the following (the “Parties” or each a “Party”):

(i)	Drone Nerds, LLC, a Florida limited liability company (the “Company”), an Affiliate of XTI Aerospace, Inc., a Nevada corporation (“XTIA”), and

(ii)	Jeremy Schneiderman (“Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive in such Position as set forth in Exhibit A attached hereto; and

WHEREAS, Executive and the Company agree that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

WHEREAS, Company wishes to employ Executive, and Executive wishes to accept such employment with Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, incorporating the foregoing Recitals into this Agreement, and for good and valuable consideration, the Parties agree, as follows:

1. DEFINITIONS. Attached hereto as Exhibit A is a table of defined terms and the meaning prescribed for each such defined term.

2. EMPLOYMENT. Company shall employ Executive, and Executive accepts such employment by Company, during the Term, on the terms and subject to the conditions set forth in this Agreement.

3. TERM. The term of this Agreement shall commence as of the Effective Date, and shall continue for the Initial Term. This Agreement shall automatically renew for additional successive one (1)-year periods thereafter (each, a “Renewal Term”), unless notice of termination is given by either party at least ninety (90) days prior to the end of the Initial Term or the then applicable Renewal Term, as the case may be. The Initial Term and any applicable Renewal Term(s) are collectively referred to herein as the “Term.”

4. POSITION AND DUTIES.

4.1 General Duties.

(a) During Executive’s employment hereunder, Executive shall serve in the Position as set forth on Exhibit A.

(b) Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with Executive’s Position and such other tasks as may be assigned to Executive from time to time by Executive’s Direct Report. However, at all times during Executive’s employment, Executive shall be subject to the direction and policies from time to time reasonably established in good faith by XTIA. Notwithstanding the foregoing, Executive shall have such corporate power and authority as shall be required to enable Executive to discharge Executive’s duties in any office that Executive may hold.

(c) Nothing herein shall preclude Executive from (i) engaging in activities that are not in direct competition to the activities of the Company, including but not limited to those engagements set forth on Exhibit B, which exhibit may be amended or modified from time to time, (ii) engaging in civic, charitable or religious activities or organizations which will not present any direct conflict of interest with the Company or affect the performance of Executive’s duties hereunder (collectively, “Civic Involvement”), or (ii) serving on boards of directors and/or boards of advisors of companies or organizations which will not present any direct conflict of interest with the Company or affect the performance of Executive’s duties hereunder, or owning passive investment interests that do not compete with Company’s business; provided, however, Executive may (1) own XTIA stock, (2) own directly or indirectly up to 3% of a publicly held company that may compete with Company's business or (3) have passive ownership of securities through a private equity, venture capital or similar investment fund, in each case, that engages in a business that may compete with Company's business so long as Executive has no active participation in such business. For the avoidance of doubt, the Company agrees that reasonable time allocated to Civic Involvement is compliant with this Agreement and such activities are approved, and do not constitute a conflict of interest.

(d) During Executive’s employment by the Company, Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise directly compete with the products or proposed products of the Company.

4.2 By signing this Agreement, Executive acknowledges receipt of and agrees to comply with and be bound by the Company Employee Handbook, as well as its Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, Code of Business Ethics, Electronic Access Policy, and Drug-Free Workplace Policy Statement, as the same currently exists or as may be adopted, and subsequently modified by the Company or XTIA, as the case may be.

4.3 Place of Performance. In connection with Executive’s employment under this Agreement, Executive shall be based at and principally perform Executive’s duties at the Company’s Location defined in Exhibit A.

5. COMPENSATION AND BENEFITS.

5.1 Base Salary. Beginning on the Effective Date and continuing thereafter unless modified in writing by the Parties, Company will pay Executive an annualized Base Salary as reflected on Exhibit A, payable according to Company’s payroll policies for senior executive employees.

5.2 Performance Bonuses. On or before January 31st of each year during the Term, the Executive’s “Direct Report” (as identified in Exhibit A) will propose annual, quantitative, specific target objectives, for the Company. Such objectives (“Target Objectives”) will be used by Executive’s Direct Report to establish in writing and promptly provided to Executive, in Direct Report’s discretion, Executive’s individual quarterly objectives (the Executive’s “Quarterly Milestones”) against which Executive’s performance will be reviewed and evaluated by Executive’s Direct Report (“Quarterly Review”). Following such Quarterly Review, the Direct Report may, in such Direct Report’s discretion, approve a Performance Bonus to the Executive, as may be appropriate. Any Performance Bonus, if awarded, shall be paid within thirty (30) days following each calendar quarter (the target value of each “Quarterly Bonus” shall equal approximately 25% of the annual Performance Bonus referenced in Exhibit A).

5.3 Incentive Award. As an employee of the Company, Executive is eligible to receive, from time-to-time, equity incentive awards of options, stock, restricted stock units and/or other participation interests in XTIA (“XTIA Equity”) pursuant to the Plan (generally, an “Incentive Awards”), as either:

(a) Both (i) recommended by the Company and/or the Executive’s Direct Report to XTIA’s Board of Directors (XTIA’s “Board”), and/or XTIA’s Compensation Committee (the “Committee”), as the case may be, and as (ii) finally approved by the Board and/or the Committee; or

(b) As may be agreed upon between the Company and the Executive

Prior to the effective date of an Incentive Award grant to Executive, the Company shall provide Executive, a writing setting forth the amount and terms of a proposed Incentive Award grant. All Incentive Awards shall be either compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended.

5.4 Expense Allowance. The Company shall reimburse Executive for approved reasonable business expenses in accordance with the Company’s Expense Reimbursement Policy, as from time to time amended by the Company.

5.5 Vacation. Subject to the reasonable demand of the Company, Executive shall be entitled to that number of paid Vacations Days and/or Personal Days (generally, “PTO Days”) as reflected in Exhibit A attached hereto during each twelve-month period during Executive’s employment hereunder (for purposes of this Section of this Agreement, a “Year”), in addition to all U.S. national holidays and other national holidays applicable to the Company. Any unused PTO Days in any Year will rollover to the next Year. Further, in the event of termination of this Agreement, and if Executive does not take all of such Executive’s available PTO Days before the end of the Executive’s employment with the Company, Executive shall be compensated for all accrued PTO Days at his Base Salary rate then in effect. Company shall comply with all applicable laws, if any, governing Executive’s accrual and use of paid sick time.

5.6 Benefits. In addition to the foregoing, Executive shall be entitled to participate in such other medical, dental, disability, life insurance, 401(k), pension and other benefit plans as Company may have or establish from time-to-time. The foregoing, however, shall not be construed to require Company to establish any such plans or to prevent the modification or termination of such plans once established.

5.7 Withholdings. All of Executive’s compensation shall be subject to customary withholding taxes and any other US employment taxes as are commonly required to be collected or withheld by the Company. The Company shall not withhold any taxes or other fees applicable to any county, government or other jurisdiction. If Executive is required to pay any employment taxes (or other related income or other taxes) to any country, government or jurisdiction as a result of this Agreement (or Executive’s services hereunder outside the US) other than US taxes, the Company shall promptly reimburse to Executive the full amount of such taxes (and related out-of-pocket costs) incurred by Executive.

6. TERMINATION BY COMPANY. Executive’s employment with the Company may be terminated by the Company under the following conditions:

6.1 Death. Upon Executive’s death, in which case termination shall be effective on the last day of the month in which Executive’s death occurs.

6.2 Disability. If Executive (a) becomes Totally Disabled (as defined below) in which event, for purposes of this Section 6.2, the date of termination shall be the last day of the month in which Executive is determined to be Totally Disabled, or (b) if Executive shall be absent from duties on a full-time basis due to Incapacity for six (6) consecutive months, and shall not have returned to the performance of duties within thirty (30) days after receiving written notice of termination following such six (6)-month period (a “Disability Notice”) in which event Executive’s date of termination shall be thirty (30) days following Executive’s receipt of a Disability Notice.

6.3 For Cause.

(a) The Company may terminate Executive’s employment under this Agreement for Cause by delivery of written notice to Executive specifying the cause or causes relied upon for such termination (a “Notice of Termination”). Any Notice of Termination given pursuant to this Section 6.3 shall effect termination as of the date specified in such Notice of Termination or, in the event no such date is specified, on the last day of the calendar month in which such Notice of Termination is delivered or deemed delivered as provided in Section 12.6.

(b) If Executive’s employment under this Agreement is terminated by the Company for Cause under this Section 6.3, Executive shall be entitled to receive only Executive’s accrued Base Salary and other accrued benefits required by law, prorated to the date of termination. Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

6.4 Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written Notice of Termination to the Executive at any time. Any Notice of Termination given pursuant to this Section 6.4 shall effect termination not less than thirty (30) days after the date of such Notice of Termination.

7. TERMINATION BY EXECUTIVE . Executive may terminate Executive’s employment with the Company (a) for Sufficient Reason at any time within twelve (12) months following the occurrence of an event or events constituting such Sufficient Reason; or (b) without Sufficient Reason upon sixty (60) days’ Notice to the Company.

8. COMPENSATION UPON TERMINATION.

8.1 Death. If Executive’s employment shall be terminated by death, the Company shall pay to Executive’s designee(s), beneficiary(ies), or if there is no such designee or beneficiary, to Executive’s estate, the Executive’s Base Salary through the final date of termination at the rate in effect at the time of the notice of termination plus any accrued bonuses and PTO Days.

8.2 Disability. If Executive shall become Totally Disabled as provided in Section 6.2, the Company shall continue to pay to Executive an amount which, when combined with disability or income-continuance benefits pursuant to a Company plan or provided under state law and received by Executive, shall equal but not exceed Executive’s Base Salary, provided that Executive has submitted claims for any and all such disability benefits to which Executive may be entitled. For any waiting period during which Executive receives no benefits under any disability plan, the Company shall pay Executive’s entire Base Salary. The Company shall continue to integrate such salary payments with benefits until such time as Executive’s employment is terminated in accordance with Section 6.2. Upon any such termination, the Company shall pay to Executive the Executive’s Base Salary through the final date of termination at the rate in effect at the time of the notice of termination plus any accrued bonuses and PTO Days.

8.3 Cause; Without Sufficient Reason. If Executive’s employment shall be terminated by the Company for Cause, or if Executive terminates employment hereunder without Sufficient Reason, the Company shall pay Executive Executive’s Base Salary through the final date of termination at the rate in effect at the time of the notice of termination, and the Company shall thereafter have no further obligations to Executive under this Agreement.

8.4 Without Cause; Sufficient Reason. If (a) Executive shall terminate Executive’s employment with the Company (or the New Company as defined in Exhibit A) for Sufficient Reason; or (b) the Company shall terminate Executive’s employment without Cause, then upon Executive’s furnishing to the Company (or the New Company, as the case may be) an executed Waiver and Release of Claims (a form of which is attached hereto as Exhibit C), Executive shall be entitled to the following:

(a) Executive’s Base Salary, accrued bonus and accrued PTO Days through the date of termination; and

(b) (A) (i) Executive’s annual Base Salary in effect at the time of termination, divided by 12, plus (ii) $25,000 and then multiplied by (B) the Base Salary Severance Multiple (as defined in Exhibit A);

(c) All unvested stock options of XTIA held by Executive shall immediately vest, subject to XTIA Compensation Committee approval; and

(d) Continued receipt, at the Company’s cost (including, without limitation, the Company’s reimbursement if any COBRA payments made by Executive), for the Benefits Continuation Period (as defined in Exhibit A) of all employee benefit plans and programs, including, without limitation, the benefits in which the Executive and Executive’s family were entitled to participate immediately prior to the date of termination. In the event that the Executive’s participation in any such plan or program is barred by applicable law, the Company shall arrange to provide the Executive with benefits substantially equivalent to those which the Executive would otherwise have been entitled to receive under such plans and programs from which Executive’s continued participation is barred by applicable law.

8.5 Change In Control. In the event of a Change of Control, if within twelve (12) months following the occurrence of such Change in Control, Executive’s employment with the New Company is terminated by the New Company for any reason whatsoever other than as specified in Section 6.3, upon Executive’s furnishing to the New Company an executed waiver and release of claims (Exhibit C), Executive shall be entitled to the following from the New Company:

(a) The New Company shall pay Executive’s Base Salary, accrued bonuses and accrued PTO Days through the date of termination;

(b) The New Company shall pay (A) (i) Executive’s annual Base Salary in effect immediately prior to the event or events resulting in a Change in Control (the “Change of Control Effective Date”), divided by 12, plus (ii) $25,000 and then multiplied by (B) the Base Salary Change of Control Multiple;

(c) All unvested stock options of the New Company held by Executive shall immediately vest, subject to XTIA Compensation Committee approval; and

(d) If Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination of employment, then the Company shall pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for himself and his eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination date and (B) the expiration of Executive’s eligibility for continuation coverage under COBRA.

All payments provided for in this Section 8 to be made to Executive (other than COBRA continuation coverage) shall be made in one lump sum within thirty (30) calendar days of Executive’s final date of termination.

8.6 Prior to Executive’s termination in accordance with this Agreement, the Company agrees to (i) take no action, by amendment of the Company’s charter documents or otherwise, to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company hereunder, and (ii) at all times in good faith assist in the carrying out of all of the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect Executive’s rights hereunder against impairment.

8.7 Executive shall not be obligated to mitigate any damages that may be suffered by reason of a termination other than for Cause by the Company. In the event that Executive secures other employment or contracts after such termination with the effect that Executive’s damages are mitigated, any monies received by Executive as a result of such employment or under such contract shall not in any manner be set off against, credited towards or deducted from amounts payable to Executive hereunder.

9. CONFIDENTIAL INFORMATION; NONSOLICITATION; COVENANT NOT TO COMPETE.

9.1 Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential Information”). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during Executive’s employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. Notwithstanding the foregoing sentence, disclosure of Confidential Information shall not be precluded if such information (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive, generally known or available, (ii) is required to be disclosed by law, (iii) is known or available through other lawful sources not bound by a confidentiality obligation, directly or indirectly, with the disclosing party or otherwise prohibited from disclosing such information, (iv) is developed by the receiving party independently of the disclosure by the disclosing party without reliance on the Confidential Information, (v) relates solely to the income Tax aspects and consequences of the transactions contemplated by that certain Membership Interest Purchase Agreement, dated November 10, 2025, by and among XTI Drones Holdings, LLC, The Origin Group DN, Inc., the Company and the other parties named therein, and that certain Membership Interest Purchase Agreement, dated November 10, 2025, by and among XTI Drones Holdings, LLC, The Origin Group AZ, Inc., Anzu Robotics, LLC and the other parties named therein (collectively, the “Purchase Agreements”), or (vi) is disclosed in connection with Executive’s performance, enforcement, or defense of any rights or obligations under the Purchase Agreement, the Ancillary Agreements (as defined in the Purchase Agreements), or in connection with the transactions contemplated thereby.

9.2 While employed by the Company and for one (1) year thereafter (the “Restricted Period”), the Executive agrees that Executive will not, individually or jointly with others, directly or indirectly through another person or entity, (i) recruit, solicit or hire, or attempt to recruit, solicit or hire, any then current employee, consultant or independent contractor of the Company to terminate such person’s relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity, provided, general advertisements shall not constitute a violation of this Section, or (ii) interfere with, contact, call upon or solicit or accept business from, any person or entity, who was a customer of the Company.

9.3 During the Restricted Period, the Executive agrees that, Executive shall not directly or indirectly through another person or entity, whether for Executive’s own account or for that of any other person or entity (including any division, group or franchise of a larger organization), engage in, be employed by, provide consulting services or advice to, serve as a director, officer, or manager, or consultant to, or own, control, manage, hold, or participate in any ownership interest in any entity, that is engaged in business or enterprise in which all or any portion of the business of such entity or enterprise is one that distributes, sells, manufactures, installs or services products the same or similar to those products distributed, sold, installed or serviced by the Company (collectively, the “Competing Business”) anywhere in the world (given the nature of the Company’s business, the “Restricted Territory”). This non-competition prohibition includes, but is not limited to, Executive acting, whether directly or indirectly, whether for himself, herself or itself or on behalf of or with any other Person (including any division, group or franchise of a larger organization) and whether as a sole proprietor, principal, partner, shareholder, agent, officer, director, board member, employee, joint venturer, independent contractor, promoter, member, director, manager, consultant, advisor, equity owner, lender, sales representative, or in any similar or other capacity, for any Competing Business in the Restricted Territory.

9.4 Executive acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration, scope, and geographical area. Notwithstanding the foregoing, nothing in this Section 9 shall prevent Executive from (1) owning XTIA stock, (2) owning directly or indirectly up to 3% of a publicly held company that may compete with Company's business, (3) have passive ownership of securities through a private equity, venture capital or similar investment fund, in each case, that engages in a Competing Business so long as Executive has no active participation in such business, (4) serving as an officer, member or director of a non-profit organization, trade association, task force, or industry group, or (5) being employed by or otherwise providing services to an entity that has a subsidiary, division, affiliate entity or line of business (an “Operating Line”) that engages in the Competing Business, so long as Executive does not engage in services in support of such Operating Line or the Competing Business.

10. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by Change of Control, purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such an agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to compensation and all other benefits from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminated Executive’s employment for Sufficient Reason hereunder.

11. INDEMNIFICATION. To the fullest extent of applicable law, Company will, and will cause all the Company Affiliates to, indemnify and save harmless Executive, Executive’s heirs and personal representatives, against all costs, charges and expenses paid by Executive in connection with claims made by third parties including an amount paid to settle any action or to satisfy any claim or judgment, actually and reasonably incurred by Executive, including an amount paid to settle an action or satisfy a judgment in a civil, criminal, or administrative action or proceeding to the extent such claim or judgment relates to services which Executive was providing in good faith to the Company in performing his duties or otherwise fulfilling Executive’s obligations hereunder, except where payment or reimbursement by the Company (or, if applicable, the Company Affiliate) of such amount is prohibited by law or any non-appealable court order. Any expenses incurred by Executive for such legal matters shall be reimbursed and/or paid on behalf of Executive by the Company at the time such services are rendered.

12. GENERAL PROVISIONS.

12.1 Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws.

12.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

12.3 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

12.4 Dispute Resolution/Arbitration.

(a) Except as otherwise provided herein, any dispute between Executive and the Company shall be submitted to binding arbitration, which will occur in either Tarrant, Collins or Dallas County, Texas. Executive or the Company may commence the arbitration by delivery of a written notice to the other Parties describing the issue in dispute and its position with regard to such issue. If Executive and the Company are unable to agree on an arbitrator within thirty (30) days following delivery of such notice, the arbitrator shall be selected in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes in effect at the time (“National Rules”). Only one arbitrator, as opposed to a panel of arbitrators shall hear the dispute. Discovery shall be allowed in accordance with the National Rules. Except as may be otherwise provided herein, the arbitration shall be conducted in accordance with the National Rules. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction.

(b) Executive and the Company agree that any dispute between them, including any dispute over this Agreement, but specifically excluding any dispute over compliance with the confidentiality or non-competition provisions of this Agreement, shall be submitted to binding arbitration as set forth in this Section 12.

(c) The decision of the arbitrator shall be enforceable in a court of competent jurisdiction.

12.5 Force Majeure. Noncompliance with the obligations of this Agreement by either Party due to events beyond the control of such Party, such as the Laws of any Government Authority hereafter adopted or modified, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party, shall not constitute a breach of this Agreement.

12.6 Notice. All notices, requests, demands, or other communications under this Agreement shall be in writing. Notice shall be sufficiently given for all purposes as follows:

(a)	Personal Delivery. When personally delivered to the recipient, notice is effective on delivery.

(b)	First-Class Mail. When mailed first class to the last address of the recipient known to the Party giving notice, notice is effective two (2) mail delivery days after deposit in a United States Postal Service office or mailbox.

(c)	Certified Mail. When mailed certified mail, return receipt requested, notice is effective on receipt, if delivery is confirmed by a return receipt dated on a business day.

(d)	Overnight Delivery. When delivered by overnight delivery via FedEx/United Parcel Service, or other reputable overnight delivery service, charges prepaid or charged to the sender’s account, notice is effective on delivery, if delivery is confirmed by the delivery service.

(e)	Email Transmission. When sent by email to the last email address of the recipient known to the Party giving notice, notice is effective when sent. Any Notice given by email shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient’s time) or on a non-business day.

(f)	Address, email and Facsimile Numbers. Addresses, email addresses and fax numbers for purpose of giving notice are as set forth following the signatures of the Parties below. Any Party may change its address or fax number by giving the other Party notice of the change in any manner permitted by this Agreement.

(g)	Refusal, Unclaimed or Undeliverable Notice. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified shall be deemed effective as of the first business day that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

(h)	Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following Business Day (provided, however, under no circumstances shall this provision be construed to extend the Date of Termination of this Agreement).

12.7 Cumulative Rights. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth in this Agreement and allowed under applicable law.

12.8 Attorney’s Fees. In the event that any dispute between the parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs, and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorney's fees, and expenses.

12.9 Counterparts. This Agreement may be executed in any number of counterparts, using facsimile or electronic signatures, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties may also deliver executed copies of this Agreement to each other by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. No party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Agreement.

12.10 Assignment And Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

12.11 Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.12 Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel have reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first above written.

THE COMPANY:

Drone Nerds, LLC,
a Florida limited liability company

By:	/s/ Brooke Turk	11/11/2025
Brooke Turk, CFO of XTIA

By:	/s/ Michael Tapp	11/11/2025
Michael Tapp, COO of XTIA

EXECUTIVE :

/s/ Jeremy Schneiderman		11/12/2025
Jeremy Schneiderman

Exhibit A Defined Terms

The following Table and defined terms set forth the meaning of such defined terms.

Term	Meaning
“Position”	CEO of Drone Nerds, LLC
“Base Salary”	$400,000 (USD) annually
“Performance Bonus”

Up to 400% year 1 and 500% years 2 and 3 of the Executive’s then current annualized Base Salary (the “Performance Bonus Percentage”). For each 1% growth in Company recognized EBITDA $s year over year (using Company 2025 ending adjusted EBITDA as the 2026 period baseline), Executive will earn a performance bonus of 1.8% of the then current base salary; for each

$1M of Company recognized new EBITDA from a closed add-on acquisition company, Executive will earn a performance bonus of 24.7% of the then current base salary; for each $1M of closed investments funded into strategic companies approved by the XTIA investment committee, Executive will earn a performance bonus of 1.3% of the then current base salary.

“Base Salary Severance Multiple”	12 months
“Base Salary Change of Control Multiple”	12 months
“Benefit Continuation Period”	12 months after termination
“Direct Report”	XTIA COO
“Initial Term”	Three (3) Years
“Location”	Dania Point, FL
“Vacation Days/Personal Days”	30 business days

“Affiliate” means with respect to the Company any of the Company’s subsidiaries and subsidiaries of any subsidiary.

“Cause” means, without limitation, the occurrence of any of the following events:

(a) Executive is in material breach of any material provision of this Agreement and, except as otherwise provided in Section 6.3, such breach continues for a period of thirty (30) days after written notice of such breach is given to Executive by the Company, and Executive has not cured such breach within thirty (30) days after receipt of such written notice;

(b) Executive’s engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company and such violation continues for a period of ten (10) days after notice of such violation is given to Executive by the Company;

(c) Intentional improper use or appropriation for Executive’s personal use or benefit of any funds or properties of the Company not authorized by Executive’s Direct Report to be so used or appropriated and the same has not been remedied within ten (10) days after written notice of such violation is given to Executive by the Company; and

(d) Executive’s conviction of any felony crime involving dishonesty or moral turpitude.

“Change in Control” of the Company, except in the event of an Exempt Change of Control, means and be deemed to have occurred if and when:

(a) Any person or entity or group of persons and/or entities acting in concert shall acquire, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the outstanding shares of voting stock of the Company or other securities of the Company convertible (after giving effect to such conversion) into more than fifty percent (50%) of the outstanding shares of voting stock of the Company;

(b) The Company is a participant in a merger or consolidation in which the Company does not survive as an independent company;

(c) The business or businesses of the Company for which Executive’s services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets or otherwise; or

If any of the above three (3) events occur, then for purposes of this Agreement, the Company or the Company’s successor will be considered the “New Company.”

“Executive Management Team” means the then current officers of XTI Aerospace, Inc., a Nevada corporation.

“Exempt Change of Control” means any transaction in which (i) the New Company is owned, 10% or more, by the Executive Management Team, or (ii) the Executive Management Team has provided material capital and/or strategic direction to the New Company.

“Expense Reimbursement Policy” means that certain policy established by the Company’s Chief Financial Officer (the “CFO”), as the same may be from time to time amended.

“Incapacity” means Executive’s inability, due to physical or mental illness, injury, or other incapacity, to perform the essential functions of Executive’s Position, with or without reasonable accommodation for a period of time which has lasted or is expected to last for a continuous period of six (6) consecutive months in any twelve (12) month period or more and which causes the individual to be unable, in the opinion of both (x) the Company, and (y) two (2) (if more than one (1) is required by the Company in its sole discretion) independent licensed physicians, to perform such individual’s duties for the Company and to be engaged in any substantial gainful activity.

“Plan” means that certain XTI Aerospace, Inc. 2018 Employee Stock Incentive Plan. “Sufficient Reason” means any one or more of the following events:

(a) The failure by the Company to comply with any material provision of this Agreement and such failure has continued for a period of ten (10) days after written notice of such failure has been given by Executive to the Company;

(b) The assignment to Executive of any duties materially inconsistent with Executive’s

Position;

(c) The reduction by the Company of Executive’s then applicable Base Salary or Executive’s Performance Bonus Percentage; and

(d) A change in the geographic location at which Executive is required to perform services by more than fifty (50) miles from the then current principal place of employment.

“Totally Disabled” means the inability of Executive (in the determination of the Direct Report) to perform the essential functions of Executive’s Position under this Agreement by reason of any Incapacity. The Direct Report’s determination shall be final and binding and the date such determination is made shall be the date of such Total Disability for purposes of this Agreement.

Exhibit B

Executive’s Potential Conflicts

The following are matters or organizations in which Executive participates or is otherwise involved to the degree disclosed below:

Matter/Company	Description of relationship

Exhibit C

RELEASE OF CLAIMS AND WAIVERS

In exchange for payment to Executive of amounts pursuant to Sections 8.4 and 8.5 (and for the other benefits provided therein) of the Employment Agreement (the “Agreement”) between Executive and Drone Nerds, LLC, a Florida limited liability company (the “Company”), to which this form is attached, Executive hereby furnishes to the Company this Release and Waiver of Claims.

Executive hereby releases, and forever discharges the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates (including all Company Affiliates (as defined in the Agreement)), of and from any and all known claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including Executive’s employment termination date with respect to any claims relating to Executive’s employment and the termination of Executive’s employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the any Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation (other than the obligations under Sections 8.4 and 8.5 of the Agreement, any indemnification obligations owed by the Company to Executive, and any claims under the Purchase Agreements (as defined in the Agreement) and the Ancillary Agreements (as defined in the Purchase Agreements)).

Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under the ADEA, that this Release and Waiver of Claims is knowing and voluntary, and that the consideration given for this Release and Waiver Claims is in addition to anything of value to which Executive was already entitled as an employee of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) this Release and Waiver of Claims granted herein does not relate to claims which may arise after it is executed; (b) Executive has the right to consult with an attorney prior to executing this Release and Waiver of Claims (although Executive may choose voluntarily not to do so); (c) Executive has twenty-one (21) days from the date Executive receives this Release and Waiver of Claims, in which to consider this Release and Waiver of Claims (although Executive may choose voluntarily to execute it earlier); (d) Executive has seven (7) days following the execution of this Release and Waiver of Claims to revoke Executive’s consent to this Release and Waiver of Claims; and (e) this Release and Waiver of Claims shall not be effective until the seven (7) day revocation period has expired.

Date:__________, 20__	EXECUTIVE:

Jeremy Schneiderman